Exhibit 99.1

Middleburg Financial Corporation Announces Third

 Quarter 2004 Financial Results

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (October 25, 2004) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported asset growth of 19.1% since September 30, 2003, leading to total consolidated assets of $573.8 million at September 30, 2004.  The loan portfolio achieved a record high year over year increase of 25.4% to $309.1 million at September 30, 2004.  Net income was $5.6 million, or $1.42 per diluted share, for the nine months ended September 30, 2004.  This is a 15.0% decrease from the $6.4 million, or $1.67 per diluted share, reported for the nine months ended September 30, 2003.  The annualized return on average assets and return on average equity were 1.38% and 15.17%, respectively, for the nine months ended September 30, 2004.

For the three months ended September 30, 2004, net income was $1.9 million or $0.48 per diluted share.  This represents a 11.1% decrease from the $2.1 million or $0.54 per diluted share for the three months ended September 30, 2003.  Net income of $1.9 million for the three months ended September 30, 2004 exceeds the three month period ended June 30, 2004 net income of $1.7 million by 9.4%, or $163,000.

The components of net income per diluted share are summarized below:

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Core Operations	$ 0.40	$ 0.45	$ 1.23	$ 1.42
Mortgage Banking Operations	0.10	0.12	0.24	0.25
Security Gains (Losses)	0.00	(0.01)	0.01	0.07
Amortization Expenses	(0.02)	(0.02)	(0.06)	(0.07)
Net Income Per Diluted Share	$ 0.48	$ 0.54	$ 1.42	$ 1.67

All per share amounts have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.

Core operations have been affected by the contraction of the Company’s net interest spread as well as the decline in net mortgage banking income and slower than expected recovery in the investment sales division.  In addition, gains realized on the sale of investment securities during the first nine months of 2004 decreased $299,000 from those realized during the same period in 2003.  This decrease accounted for $0.06 or 24.0% of the decrease in earnings per diluted share for the nine months ended September 30, 2004.

“We have a number of positive factors to report this quarter and looking to the future,” reported Joseph L. Boling, Chairman and CEO. “For three quarters, our net interest margin has held steady within a range of 5 basis points.  We believe that we have hit the bottom and any further reductions will be the direct result of extending our borrowings to take advantage of the low cost of funds prior to further rate increases.  We realized $22.6 million in loan growth during the third quarter and have an equally strong pipeline for the fourth quarter. The third quarter earnings from our investment in Southern Trust Mortgage have increased 36.0% compared to the second quarter. Southern Trust has recently opened a office in Atlanta with six experienced loan originators.  These originators have typically produced over $200 million a year in loan originations.”

“We do anticipate some increase in expenses with the opening of the Reston financial service center in early November.  However, we have had several commercial bankers working the market there for the past several months.  We are pleased with their results and look forward to the opportunities before us.”

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.75% for the nine months ended September 30, 2003 to 4.27% for the nine months ended September 30, 2004.  The decline is attributed to both the lower yields earned on new loan growth during a period of low interest rates and the Company’s increased reliance on higher cost deposits and borrowed money to fund the earning asset growth.  The Company’s total average earning assets have increased $71.8 million since September 30, 2003.  The annualized net tax equivalent interest income has increased $1.2 million to $21.0 million at September 30, 2004 from $19.9 million at September 30, 2003. In addition, on May 1, 2004, the Company implemented Financial Accounting Standard 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans. Implementation of this Statement changes the Company’s previous practice of recognizing loan origination and commitment fees at inception of the loan.  With the implementation of the Statement, these fees are recognized over the life of the related loan as an adjustment of yield.  The deferral of such income reduced the overall yield on the loan portfolio by approximately 12 basis points for the nine-month period ended September 30, 2004. As a result, for the same nine-month period, the income recognition change negatively affected the net interest margin by nearly eight basis points.

Net interest income increased 6.4% from $14.2 million for the nine months ended September 30, 2003 to $15.1 million for the same period in 2004.  Interest income increased 5.3% while interest expense increased only 1.7% when comparing the nine months ended September 30, 2004 to the same period 2003. In particular, interest income from loans increased $970,000 to $13.3 million for the nine months ended September 30, 2004, compared to $12.3 million for the same period in 2003.  The majority of the loan interest income increase is attributed to the increased volume of the loan portfolio.  The loan portfolio increased $63.3 million from September 30, 2003 to September 30, 2004 compared to an increase of $39.5 million from September 30, 2002 to September 30, 2003.  Additionally, approximately $66.6 million, or 19.8%, of the loan portfolio at September 30, 2004 is tied to the Wall Street Journal prime interest rate. As a result, each 25 basis point increase to this index would result in nearly $167,000 in additional annual interest income for that portion of the loan portfolio. Mortgages held for sale were $25.5 million at September 30, 2004.  Mortgages held for sale also earn a variable rate of interest that is tied to the one month LIBOR rate.

Interest income from the investment portfolio remained relatively unchanged from September 30, 2003 at $6.1 million for the nine months ended September 30, 2004. Average earning assets grew 17.2% from $417.5 million for the nine months ended September 30, 2003 to $489.3 million for the nine months ended  September 30, 2004.  Total interest expense, including both deposits and borrowings, remained virtually the same at $4.3 million for both the nine months ended September 30, 2004 and 2003, respectively.  Expense related to borrowed funds, in particular, increased nearly $544,000 from $1.7 million for the nine months ended September 30, 2003 to $2.3 million for the nine months ended September 30, 2004.

The Company’s interest rate profile has a slightly liability sensitive bias for the next 12 months. The profile then shifts toward intermediate and long term asset sensitivity over a “one to two year” and “beyond two year” time frame, respectively.  The balance sheet growth strategy continues to move the Company towards a less sensitive profile; much of the recent loan growth has been of a variable rate, while funding growth has been in less sensitive non-maturity deposits. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, the Company expects net interest income to trend downward slightly throughout the next twelve months as mortgage related assets extend and funding costs rise quickly.  The expected decrease to net interest income could be as little as 2.05% in a 12 month period of rising rates of 200 basis points.

Mr. Boling expressed, “Balance sheet management takes precedence in an interest rate cycle like the one we are in now. We believe that the potential decrease in net interest income of only 2.05% in a twelve month period of rising rates is easily overcome with growth in earning assets.”

Non Interest Income

Non interest income decreased 15.6% to $6.4 million for the nine month period ended September 30, 2004, compared to $7.5 million for same period in 2003.

During the first quarter of 2003, mortgage banking income and certain loan fees related to mortgage banking were reported on a gross income basis.  All expenses of that department were reported as service charges within non interest expense. On April 15, 2003, Middleburg Bank acquired a 40% interest in Southern Trust Mortgage, LLC (STM) and, as part of the investment in STM, Middleburg Bank’s mortgage banking department was transferred to STM.  All mortgage banking-related earnings after April 30, 2003 have been reported within the equity in earnings from affiliate.  Equity in earnings from affiliate were $1.4 million for the nine months ended September 30, 2004 and $1.5 million for the same period in 2003.  Given the April 15, 2003 acquisition date, the Company had the investment in STM for five and a half months during the nine month period ended September 30, 2003. Equity in earnings from affiliate increased 36.0% or $150,000 to $568,000 for the three months ended September 30, 2004 from the $418,000 amount for the three months ended June 30, 2004.   STM closed $688.4 million in loans during the first nine months of 2004 with 65.6% of its production attributable to purchase money financings.  STM also originated and closed $10.0 million in new construction loans during that same period.

Service charges, which includes both deposit fees and certain loan fees, decreased $160,000 or 10.0% to $1.4 million for the nine months ended September 30, 2004, compared to $1.6 million for the same period in 2003. Approximately $92,000 of the decrease is attributable to the Bank no longer recognizing certain loan fees related to the sale of mortgages since its investment in STM.  Gilkison Patterson Investment Advisors (GPIA), a wholly owned registered investment advisor, earned advisory fees that were relatively unchanged for the nine moth period ended September 30, 2004 when compared to the $1.6 million amount  for the same period in 2003. GPIA currently manages approximately $566.2 million in assets. Tredegar Trust Company, a wholly owned trust subsidiary, produced fiduciary fees that increased 17.8% to $1.2 million for the nine month period ended September 30, 2004, compared to $996,000 for the same period in 2003. Assets under administration at Tredegar increased by $68.7 million or 13.5% to  $579.2 million from September 30, 2003 to September 30, 2004.  Fiduciary fees and investment advisory fees are based primarily upon the market value of the accounts under administration/management.

Investment sales fees decreased 36.0% to $541,000 for the nine months ended September 30, 2004, compared to $845,000 for the nine months ended September 30, 2003.  A strategic decision was made late in the third quarter of 2003 to change the broker dealer clearing provider in the investment services department.  Since the system conversion, the investment services department has downsized from five financial consultants to two.  This has significantly impacted the level of revenue generated by the department when comparing the year over year results.   Investment sales fees for the quarter ended September 30, 2004 were $197,000 versus $201,000 for the same period of 2003.   The Company hired a third financial consultant during September 2004.

Income earned from the Bank’s recent $6.0 million investment in Bank Owned Life Insurance (BOLI) contributed $22,000 to the total $60,000 increase in other income from the $88,000 for the nine months ended September 30, 2003 to $148,000 for the nine months ended September 30, 2004.  The Company purchased BOLI to help offset increasing employee benefit costs.  The Company plans to purchase another $5.0 million in BOLI during the fourth quarter for 2004.  The earnings from BOLI will help offset an expected fourth quarter expense for the Company related to the restructure of its supplemental retirement plans. The net earnings per share impact of the commissions and earnings from BOLI and the restructuring of deferred compensation plans is expected to be approximately ($.01) per diluted common share.   The income and expense is expected to be accrued in the fourth quarter of 2004.

The components of non interest income are presented in the table below.

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2004	2003	2004	2003
Fees from Deposits & Loans	$ 487	$ 470	$ 1,435	$ 1,651
Fiduciary Fees	384	347	1,173	996
Investment Advisory Fees	526	534	1,610	1,574
Investment Sales Fees	197	201	541	845
Equity in Earnings from Affiliate	568	719	1,447	1,484
Mortgage Sales Fees	-	-	-	889
Other Income	73	42	148	88
Non Interest Income	$ 2,235	$ 2,313	$ 6,354	$ 7,527

Non Interest Expense

Non interest expense increased $573,000 or 4.6% to $13.1 million for the nine months ended September 30, 2004, compared to $12.6 million for the same period in 2003.  Salaries and employee benefits increased by $771,000 or 11.4% when comparing the nine month periods ended September 30, 2004 and September 30, 2003. Additions to staff to support business development, retail branching and the formation of a wealth management team have contributed to the increase in salaries and employee benefits.  Additionally, some salary costs related the Company’s new Reston financial service center and some non-capitalizable expenses related to the Company’s renovation of its existing Purcellville branch have contributed to the increase in non interest expense. Because the Company hired staff and commercial lenders for its new facility in Reston prior to the anticipated November 1, 2004 opening date, nearly $40,000 in salaries and other expenses have been expended for that facility during the nine months ended September 30, 2004. Furthermore, approximately $27,000 of non-capitalizable costs related to the renovation of the Company’s Purcellville branch have been expensed to net occupancy and equipment expense for the nine month period ended September 30, 2004.  Commissions paid on investment sales fees and mortgage banking decreased 66.6% to $257,000 for the nine month period ended September 30, 2004 from $769,000 for the same period in 2003.  For the first three months of the nine month period ended September 30, 2003, sales commissions included mortgage banking, which accounted for $318,000 of the $769,000 total.  Mortgage banking sales commission are now reported net in the non interest income within equity in earnings from affiliate. Other operating expense increased 7.7% to $2.6 million for the nine months ended September 30, 2004.

The components of the non interest expense are presented in the table below.

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2004	2003	2004	2003

Salaries and Employee Benefits	$ 2,585	$ 2,288	$ 7,517	$ 6,746
Sales Commissions	92	101	257	769
Net Occupancy & Equipment	564	558	1,668	1,683
Advertising	60	49	243	189
Other Operating Expenses	1,182	1,065	3,451	3,176
Non Interest Expense	$ 4,483	$ 4,061	$ 13,136	$ 12,563

Total Consolidated Assets

Total assets increased 19.1% to $573.8 million at September 30, 2004 from $481.7 million at September 30, 2003. Total loans, net of allowance for loan losses, increased 25.4% to $309.1 million at September 30, 2004 from $246.5 million at September 30, 2003.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio. Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth experienced.  Non-performing loans decreased to $336,000 or .11% of total loans outstanding at September 30, 2004.  The loan loss provision was $508,000 for the nine months ended September 30, 2004.  The allowance for loan losses was $3.2 million or 1.01% of total loans outstanding at September 30, 2004.  Net recoveries were $41,000 for the nine months ended September 30, 2004, compared to net charge offs of $252,000 for the nine months ended September 30, 2003.

The investment portfolio increased 9.5% to $182.8 million at September 30, 2004 compared to $167.0 million at September 30, 2003.  In anticipation of rising interest rates, the Company has held to an investment strategy during the previous 18 months that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  This strategy has impacted the Company’s earnings by decreasing the overall yield, but management believes the overall shorter duration is more desirable in the current interest rate environment.  At September 30, 2004, the tax equivalent yield on the investment portfolio was 4.74%.

Deposits and Other Borrowings

Deposits increased 11.3% to $408.2 million at September 30, 2004 from $366.8 million at September 30, 2003. The Bank has focused some of its media advertising on campaigns specifically targeted to grow checking accounts.

Securities sold under agreements to repurchase with commercial checking account clients totaled $30.7 million at September 30, 2004. Federal Home Loan Bank advances were $38.5 million at September 30, 2004.

Equity

Shareholders’ equity increased 12.1% to $51.1 million at September 30, 2004.   During the fourth quarter of 2003, the Company participated in a pooled offering to issue $5.1 million in trust-preferred securities.  Trust preferred securities are long-term securities that are treated as Tier 1 capital for regulatory purposes and debt for income tax purposes, with an associated interest deduction for dividends paid.  The Company issued these trust preferred securities to support its branching strategy.  The book value of the Company at September 30, 2004 was $13.43 per common share.  Total common shares outstanding were 3,803,727 at September 30, 2004.

On September 16, 2004, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of September 29, 2004 and paid on October 22, 2004.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY
(dollars in thousands, except per	For the Quarter Ended			For the Nine Months Ended
share data)	September 30,			September 30,
			%			%
	2004	2003	Change	2004	2003	Change
SUMMARY OF OPERATIONS
Interest Income - Loans	$ 4,703	$ 4,256	10.5%	$ 13,318	$ 12,348	7.9%
Interest Income - Investment & Other	1,985	2,038	-2.6%	6,135	6,129	0.1%
Interest Expense - Deposits	688	805	-14.5%	2,086	2,558	-18.5%
Interest Expense - Other Borrowings	795	587	35.4%	2,255	1,711	31.8%
Net Interest Income	$ 5,205	$ 4,902	6.2%	$ 15,112	$ 14,208	6.4%
Provision for Loan Losses	289	125	131.2%	508	425	19.5%
Net Interest Income After Provision
for Loan Losses	$ 4,916	$ 4,777	2.9%	$ 14,604	$ 13,783	6.0%
Non Interest Income	2,235	2,313	-3.4%	6,354	7,527	-15.6%
Net Securities Gains (Losses)	9	(54)	-116.7%	88	387	-77.3%
Non Interest Expense	4,483	4,061	10.4%	13,136	12,563	4.6%
Income Before Taxes	$ 2,677	$ 2,975	-10.0%	$ 7,910	$ 9,134	-13.4%
Income Taxes	786	886	-11.3%	2,342	2,733	-14.3%
Net Income	$ 1,891	$ 2,089	-9.5%	$ 5,568	$ 6,401	-13.0%
PER SHARE DATA(1)
Net Income - Basic	$ 0.50	$ 0.55	-9.1%	$ 1.46	$ 1.70	-14.1%
Net Income - Diluted	$ 0.48	$ 0.54	-11.1%	$ 1.42	$ 1.67	-15.0%
Cash Dividends	$ 0.19	$ 0.19	0.0%	$ 0.57	$ 0.50	14.0%
Book Value				$ 13.43	$ 12.12
Common Shares Outstanding	3,803,727	3,795,552		3,803,727	3,795,552
Average Shares Outstanding, Basic	3,803,496	3,794,782		3,803,438	3,760,624
Average Shares Outstanding, Diluted	3,914,127	3,904,676		3,918,859	3,846,936
PROFITABILITY RATIOS
Return on Average Assets	1.40%	1.89%		1.38%	1.89%
Return on Average Equity	14.99%	19.50%		15.17%	19.50%
Net Interest Margin (tax equivalent basis(2))	4.28%	4.61%		4.27%	4.75%
Efficiency Ratio (3)	58.59%	54.55%		59.38%	56.03%
Dividend Payout	38.00%	34.51%		39.04%	29.37%
CAPITAL RATIOS
Leverage Ratio				10.38%	10.47%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				15.69%	14.85%
Total Capital Ratio				16.74%	15.61%
Equity to Assets				8.90%	9.46%
Tangible Equity to Tangible Assets				8.05%	8.19%
Loans to Deposits				76.48%	67.43%
ASSET QUALITY
Non-Performing Loans				$ 336	$ 481	-30.15%
Loans Past Due 90 Days or More				3	11	-72.73%
Allowance for Loan Losses				3,154	2,481	27.13%
Net (recoveries) Charge-Offs	42	14		(41)	252	-116.27%
Non-Performing Loans to Loans				0.11%	0.19%	-42.11%

Allowance for Loan Losses to Loans				1.01%	1.00%	1.00%
Net (recoveries) Charge-Offs to Average Loans	0.01%	0.01%		-0.01%	0.11%	-109.09%
Allowance for Loan Losses to
Non-Performing Loans				938.69%	515.80%	81.99%
AVERAGE BALANCES
Investment Securities Portfolio	$ 183,152	$ 167,583	9.29%	$ 190,640	$ 164,508	15.88%
Loans	295,329	243,660	21.21%	279,109	230,004	21.35%
Earning Assets	499,592	437,183	14.28%	489,256	417,493	17.19%
Assets	548,750	481,969	13.86%	536,016	458,432	16.92%
Deposits	383,021	367,881	4.12%	377,769	348,868	8.28%
Stockholders' Equity	50,146	45,332	10.62%	48,877	44,406	10.07%
SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				182,822	167,006	9.47%
Loans, net of allowance for loan losses				309,120	246,502	25.40%
Earning Assets				517,410	435,594	18.78%
Assets				573,830	481,717	19.12%
Deposits				408,174	366,799	11.28%
Stockholders' Equity				51,086	45,556	12.14%

(1)

All per share information for all periods presented have been adjusted to reflect the Company’s two-for-one common stock split in October 2003.

(2)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The  tax rate utilized is 34%.  For the nine months ended September 30, 2004 and 2003, net interest income on a tax equivalent basis was $15.8 million and $14.9 million, respectively.  For the three months ended September 30, 2004 and 2003, net interest income on a tax equivalent basis was $5.4 million and $5.1 million, respectively.

(3)

The efficiency ratio is computed by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.